SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                  ----------------------------------

                                FORM 8-K

                            CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


                           July 23, 2004
                   ----------------------------------
                    (Date of earliest event report)


                        WEYERHAEUSER COMPANY
            (Exact name of registrant as specified in charter)

               Washington            1-4825            91-0470860
               ----------            ------            ----------

            (State or other       (Commission        (IRS Employer
            jurisdiction of       File Number)       Identification
            incorporation or                             Number)
              organization)


                       Federal Way, Washington 98063-9777
                    (Address of principal executive offices)
                                   (zip code)

             Registrant's telephone number, including area code:
                                (253) 924-2345

TABLE OF CONTENTS

Item 12.  Results of Operations and Financial Condition
            ---------------------------------
   SIGNATURES
   ----------

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549

ITEM 12.  RESULTS OF OPERATION AND FINANCIAL CONDITION


On July 23, 2004, Weyerhaeuser Company a press release stating the following:

FEDERAL WAY, Wash.-- Weyerhaeuser Company (NYSE: WY) today reported record second quarter net earnings of $369 million, or $1.57 per share, on net sales of $5.9 billion. This compares with $157 million, or 71 cents per share, on net sales of $4.9 billion for the second quarter of 2003.

Second quarter 2004 earnings include the following after-tax items:

A charge of $14 million, or 6 cents per share, for early extinguishment of debt.

A charge of $10 million, or 4 cents per share, for an adverse judgment in a lawsuit.


Second quarter 2003 earnings included the following after-tax items:

A charge of $19 million, or 8 cents per share, for closure or impending sale of facilities.

A charge of $17 million, or 8 cents per share, for integration and restructuring activities.

A gain of $95 million, or 43 cents per share, for the sale of timberlands in Western Washington.

A gain of $7 million, or 3 cents per share, for the settlement of an insurance claim relating to the company's Cemwood litigation.

Other significant second quarter financial matters include:

Proceeds from an equity offering in the second quarter allowed the company, including Real Estate and Related Assets, to reduce outstanding debt by approximately $1.0 billion to approximately $11.6 billion at the end of the quarter. Strong cash flow from operations also contributed to a net second quarter increase in cash and short-term investments of approximately $650 million, which is expected to be applied to future debt repayment. These debt repayments are expected to reduce interest expense beginning in the third quarter.

Capital spending, excluding acquisitions and Real Estate and Related Assets, for the first six months was approximately $177 million. The company's capital spending budget remains $750 million for the year.

"Our record quarterly earnings reflect favorable market conditions for Wood products and Timberlands, combined with hard work by our employees to improve efficiency and streamline operations," said Steven R. Rogel, chairman, president and chief executive officer. "The robust housing market drove strong earnings in both Wood Products and Real Estate. In addition, the performance of the company's paper-related businesses is improving."

"As we look to the third quarter, our businesses are well positioned to take advantage of continued strong market conditions. Despite recent price weakness in some product lines, Wood Products earnings are expected to remain healthy and our single-family home building business has a record backlog of orders. Price increases in pulp, paper and packaging continue to be implemented."

SUMMARY OF SECOND QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	2Q 2004	2Q 2003	Change
Net earnings	                     $369	$157	       $212
Earnings per share	               $1.57	$0.71	       $0.86
Net sales	                           $5,893	$4,930	$963

SEGMENT RESULTS FOR SECOND QUARTER
(Contributions to Pre-Tax Earnings)
Millions	                           2Q 2004	  2Q 2003	  Change
Timberlands	                              $201	  $300	   ($99)
Wood Products	                        $448	  ($53)	   $501
Pulp and Paper	                        $14	  ($7)	    $21
Containerboard, Packaging and Recycling	$62	  $108	   ($46)
Real Estate and Related Assets	      $118	   $91	    $27

DISCUSSION AND OUTLOOK BY BUSINESS SEGMENT

TIMBERLANDS

	                             2Q 2004	1Q 2004	Change

Contribution to earnings (millions)	$201	      $159	       $42

Second quarter earnings increased from the first quarter primarily due to seasonally higher fee harvest volume and higher prices for logs in both export and domestic markets. Third quarter earnings, excluding the previously announced sale of 304,000 acres of timberlands in Georgia, are expected to be slightly lower than the second quarter, with reduced harvest and sales activity due to normal seasonal shutdowns.

WOOD PRODUCTS

	                             2Q 2004	1Q 2004	Change
Contribution to earnings (millions)	$448	       $173  	$275

Second quarter earnings of $448 million include a $16 million pre-tax charge resulting from an adverse judgment in a lawsuit. This compares to first quarter earnings of $173 million, which included a pre-tax gain of $33 million on the sale of the company's oriented strand board mill in Slave Lake, Alberta, and a pre-tax charge of $49 million for the settlement of litigation.

Strong demand for lumber, structural panels and engineered wood products continued into the second quarter with U.S. housing starts staying near the 2 million seasonally adjusted annual level through the quarter. High industry operating rates in OSB and plywood, combined with transportation issues affecting all products, kept prices at very high levels for much of the quarter. Prices for hardwood lumber, particleboard and medium density fiberboard also increased in response to strong demand from industrial manufacturers.

The segment incurred $34 million in countervailing and anti-dumping duties and related costs on Canadian softwood lumber the company sold into the United States in the second quarter. This compares to $26 million in the first quarter.

Third quarter earnings are expected to be lower than second quarter, but to remain healthy. Prices for lumber and structural panels are expected to be lower as supply and demand begins to balance and transportation issues abate. Average realizations for engineered lumber and industrial panels are expected to improve.

PULP AND PAPER

	                                         2Q 2004	1Q 2004	Change
Contribution (charge) to earnings (millions)	$14	       ($25)	$39

Earnings improved during the quarter as general improvement in the world economy and a weakening dollar increased demand for all products, resulting in higher prices. Transportation disruptions slowed product shipments during the quarter.

The segment expects to report improved earnings in the third quarter. Overall prices for pulp are expected to increase modestly. Improvements in fine paper prices are anticipated as demand continues to grow.

CONTAINERBOARD, PACKAGING AND RECYCLING

	                                2Q 2004	1Q 2004	Change
Contribution to earnings (millions)   	$62	$24	       $38

Earnings increased over first quarter levels primarily due to higher box shipments coupled with rising prices for both containerboard and boxes. Increased productivity also contributed to higher earnings, partially offset by cost increases for recycled fiber during the quarter.

Customer demand is expected to remain strong in the third quarter, with industry operating rates remaining high and industry inventories near historic lows. This should result in continued favorable business conditions for this segment. As a result, the company expects higher third quarter earnings due primarily to increasing box prices.

REAL ESTATE AND RELATED ASSETS

	                                 2Q 2004	1Q 2004	Change
Contribution to earnings (millions)	     $118	$120	      ($2)

Second quarter earnings benefited from increases in single-family home sale closings and margins. First quarter earnings included a $22 million pre-tax gain on a land sale.

Housing sales remain strong with a backlog of homes sold, but not closed, exceeding seven months. Third quarter earnings from new home sales are expected to be comparable to the second quarter. Total segment earnings for the third quarter are expected to be higher due to an $18 million pre-tax gain from the sale of a multi-family site.

OTHER

The company will hold a live conference call at 7 a.m. PDT (10 a.m. EDT) on July 23 to discuss the second quarter results.

To access the conference call, listeners calling from within North America should dial 1-888-221-5699 at least 15 minutes prior to the start of the conference call. Those wishing to access the call from outside North America should dial 1-706-643-3795. Replays of the call will be available for 48 hours following completion of the live call and can be accessed at 1-800-642-1687 (access code: 8362614) within North America and at 1-706-645-9291 (access code:
8362614) from outside North America.

The call may also be accessed through Weyerhaeuser's Internet site at www.weyerhaeuser.com by clicking on the "Listen to our conference call" link.

Weyerhaeuser Company (NYSE: WY), one of the world's largest integrated forest products companies, was incorporated in 1900. In 2003, sales were $19.9 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at http://www.weyerhaeuser.com.

                                     # # #

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "may," "will," "believes," "should," "approximately," anticipates," "estimates," "plans," "continuing" and "maintaining" and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding improvement in our pulp, paper and containerboard markets, strong order files, transportation disruptions, higher export and domestic log sales volumes and seasonally higher fee harvest in the second quarter 2004, increased demand and pricing for wood products in second quarter 2004, profitability, price increases and stable demand for pulp and paper in the second quarter 2004, greater demand for boxes in second quarter 2004, increasing prices, shipments and OCC costs in the containerboard markets; continuing strong housing demands, absence of acreage sales in the real estate markets during second quarter 2004, increasing productivity in the manufacturing system, management of asset base, the company's markets in the second quarter 2004; and earnings and performance of the company's business segments during the second quarter 2004. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various U.S. business segments; energy prices; raw material prices; transportation disruptions; performance of the company's manufacturing operations; the successful execution of internal performance plans; the level of competition from domestic and foreign producers; the effect of forestry, land use, environmental and other governmental regulations; fires, floods and other natural disasters; and legal proceedings. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar; and restrictions on international trade or tariffs imposed on imports, including the countervailing and dumping duties imposed on the company's softwood lumber shipments from Canada to the United States. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION  (unaudited)

    CONSOLIDATED EARNINGS                        Q1                Q2
       (in millions)                     March 28, March 30, June 27, June 29,
                                            2004     2003     2004     2003
    Net sales and revenues:
       Weyerhaeuser (1)                    $4,568   $4,169   $5,369   $4,498
       Real Estate and Related Assets         469      445      524      432
    Total net sales and revenues            5,037    4,614    5,893    4,930

    Costs and expenses:
       Weyerhaeuser:
         Costs of products sold             3,539    3,322    3,922    3,611
         Depreciation, amortization and
          fee stumpage                        325      321      328      313
         Selling expenses                     121      107      122      111
         General and administrative
          expenses                            241      231      235      232
         Research and development
          expenses                             12       12       13       12
         Taxes other than payroll and
          income taxes                         48       47       48       48
         Charges for integration and
          restructuring                        15       29       13       25
         Charges for closure of
          facilities                            1       22       --       12
         Other operating costs,
          net (2) (3)                          14       37       42     (205)
                                            4,316    4,128    4,723    4,159
       Real Estate and Related Assets:
         Costs and operating expenses         321      330      381      316
         Depreciation and amortization          2        3        4        2
         Selling expenses                      27       24       30       25
         General and administrative
          expenses                             17       14       19       14
         Taxes other than payroll and
          income taxes                          1        1       --        1
         Other operating costs, net             1       (7)       1       --
                                              369      365      435      358
    Total costs and expenses                4,685    4,493    5,158    4,517

    Operating income                          352      121      735      413

    Interest expense and other:
       Weyerhaeuser:
         Interest expense incurred (4)       (195)    (208)    (218)    (205)
         Less interest capitalized              3        5        1        6
         Equity in income (loss) of
          affiliates                           --       (5)       7        3
         Interest income and other              3        6        5        6
       Real Estate and Related Assets:
         Interest expense incurred            (15)     (14)     (14)     (13)
         Less interest capitalized             15       14       14       13
         Equity in income of
          unconsolidated entities               9        5       20        7
         Interest income and other             11       11        9        8
    Earnings before income taxes and
     cumulative effect of a change in
     accounting principle                     183      (65)     559      238
    Income taxes                              (62)      22     (190)     (81)
    Earnings before cumulative effect of
     a change in accounting principle         121      (43)     369      157
    Cumulative effect of a change in
     accounting principle, net of
     applicable taxes of $6 (5)                --      (11)      --       --
    Net earnings (loss)                      $121     $(54)    $369     $157

    Basic net earnings (loss) per share:
       Net earnings (loss) before
        cumulative effect of a change
        in accounting principle             $0.54   $(0.19)   $1.57    $0.71

       Cumulative effect of a change in
        accounting principle                   --    (0.05)      --       --
       Net earnings (loss)                  $0.54   $(0.24)   $1.57    $0.71

    Diluted net earnings (loss) per
     share:
       Net earnings (loss) before
        cumulative effect of a change
        in accounting principle             $0.54   $(0.19)   $1.57    $0.71

       Cumulative effect of a change in
        accounting principle                   --    (0.05)      --       --
       Net earnings (loss)                  $0.54   $(0.24)   $1.57    $0.71

    Dividends paid per share                $0.40    $0.40    $0.40    $0.40

                                                                       Year
                                       Year-to-date     Q3      Q4     ended
                                       June    June    Sept.   Dec.    Dec.
                                        27,     29,     28,     28,     28,
                                       2004    2003    2003    2003    2003
    Net sales and revenues:
       Weyerhaeuser (1)               $9,937  $8,667  $4,650  $4,527  $17,844
       Real Estate and Related Assets    993     877     534     618    2,029
    Total net sales and revenues      10,930   9,544   5,184   5,145   19,873

    Costs and expenses:
       Weyerhaeuser:
         Costs of products sold        7,461   6,933   3,598   3,547   14,078
         Depreciation, amortization
          and fee stumpage               653     634     320     353    1,307
         Selling expenses                243     218     117     122      457
         General and administrative
          expenses                       476     463     249     238      950
         Research and development
          expenses                        25      24      10      17       51
         Taxes other than payroll and
          income taxes                    96      95      45      45      185
         Charges for integration and
          restructuring                   28      54      24      25      103
         Charges for closure of
          facilities                       1      34      48      45      127
         Other operating costs, net
          (2) (3)                         56    (168)     16     (92)    (244)
                                       9,039   8,287   4,427   4,300   17,014
       Real Estate and Related
        Assets:
         Costs and operating expenses    702     646     406     464    1,516
         Depreciation and
          amortization                     6       5       3       3       11
         Selling expenses                 57      49      27      31      107
         General and administrative
          expenses                        36      28      15      20       63
         Taxes other than payroll and
          income taxes                     1       2       0       1        3
         Other operating costs, net        2      (7)      2      (4)      (9)
                                         804     723     453     515    1,691
    Total costs and expenses           9,843   9,010   4,880   4,815   18,705

    Operating income                   1,087     534     304     330    1,168

    Interest expense and other:
       Weyerhaeuser:
         Interest expense incurred (4)  (413)   (413)   (200)   (202)    (815)
         Less interest capitalized         4      11       3       5       19
         Equity in income (loss) of
          affiliates                       7      (2)     (3)     (1)      (6)
         Interest income and other         8      12       3       2       17
       Real Estate and Related
        Assets:
         Interest expense incurred       (29)    (27)    (13)    (13)     (53)
         Less interest capitalized        29      27      13      13       53
         Equity in income of
          unconsolidated entities         29      12      11      (3)      20
         Interest income and other        20      19       6       8       33
    Earnings before income taxes and
     cumulative effect of a change
     in accounting principle             742     173     124     139      436
    Income taxes                        (252)    (59)    (42)    (47)    (148)
    Earnings before cumulative effect
     of a change in accounting principle 490     114      82      92      288
    Cumulative effect of a change in
     accounting principle, net of
     applicable taxes of $6 (5)           --     (11)     --      --      (11)
    Net earnings (loss)                 $490    $103     $82     $92     $277

    Basic net earnings (loss) per
     share:
       Net earnings (loss) before
        cumulative effect of a change
        in accounting principle        $2.14   $0.52   $0.37   $0.41    $1.30
       Cumulative effect of a change
        in accounting principle           --   (0.05)     --      --    (0.05)
       Net earnings (loss)             $2.14   $0.47   $0.37   $0.41    $1.25

    Diluted net earnings (loss) per
     share:
       Net earnings (loss) before
        cumulative effect of a change
        in accounting principle        $2.13   $0.52   $0.37   $0.41    $1.30
       Cumulative effect of a change
        in accounting principle           --   (0.05)     --      --    (0.05)
       Net earnings (loss)             $2.13   $0.47   $0.37   $0.41    $1.25

    Dividends paid per share           $0.80   $0.80   $0.40   $0.40    $1.60

     (1) The first and second quarters of 2004 include charges of $26 million and $34 million, respectively, or $60 million year-to-date, for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2003 include charges of $24 million, $26 million, $25 million, and $22 million, respectively, or a total of $97 million for the year, for countervailing and anti-dumping duties and related costs.
     (2) The first and second quarters of 2004 include net foreign exchange losses of $9 million and $7 million, respectively, or a total net loss of $16 million year-to-date. The 2003 first, second, third and fourth quarters include net foreign exchange gains (losses) of $35 million, $47 million, ($4) million, and $30 million, respectively, for a total net gain of $108 million for the year. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.
     (3) The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The first quarter of 2003 includes a $79 million charge for a lawsuit involving the market for Pacific Northwest alder logs. 2003 second quarter includes a $144 million gain on the sales of timberlands in Washington state and a $25 million gain for the settlement of an insurance claim relating to the Cemwood litigation. 2003 third quarter includes a $23 million charge associated with the settlement of a class action linerboard antitrust lawsuit. 2003 fourth quarter includes a $61 million gain on the sales of timberlands in Tennessee and the Carolinas and an $8 million charge associated with the settlement of litigation related to workers compensation claims.
     (4) The second quarter of 2004 includes a $21 million charge for the early extinguishment of debt.
     (5) Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations,was adopted as of the beginning of 2003.

    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION  (unaudited)

    Net sales and revenues (in millions):         Q1                Q2
                                         March 28, March 30, June 27, June 29,
                                             2004     2003     2004     2003
    Timberlands:
       Logs                                  $193     $162     $211     $185
       Other products                          58       80       66       61
                                              251      242      277      246
    Wood Products:
       Softwood lumber                        819      752    1,106      846
       Plywood                                221      165      263      173
       Veneer                                  11        9       12        9
       Composite panels                       108       90      133      104
       OSB                                    338      167      456      227
       Hardwood lumber                         81       80       94       86
       Engineered lumber products             298      254      396      308
       Logs                                    23       25       38       33
       Other products                         248      216      294      262
                                            2,147    1,758    2,792    2,048
    Pulp and Paper:
       Pulp                                   339      309      371      321
       Paper                                  535      596      538      546
       Coated groundwood                       36       36       37       32
       Liquid packaging board                  49       47       53       52
       Other products                          10        6       13        6
                                              969      994    1,012      957

    Containerboard, Packaging and
     Recycling:
       Containerboard                          81       77       80       81
       Packaging                              853      879      918      922
       Recycling                               80       60       91       63
       Bags                                    19       20       18       20
       Other products                          33       33       34       35
                                            1,066    1,069    1,141    1,121

    Real Estate and Related Assets            469      445      524      432

    Corporate and Other                       135      106      147      126

                                           $5,037   $4,614   $5,893   $4,930

                                                                        Year
                                       Year-to-date      Q3      Q4     ended
                                        June    June    Sept.   Dec.    Dec.
                                         27,     29,     28,     28,     28,
                                        2004    2003    2003    2003    2003
    Timberlands:
       Logs                             $404    $347    $184    $199     $730
       Other products                    124     141      62      61      264
                                         528     488     246     260      994
    Wood Products:
       Softwood lumber                 1,925   1,598     890     793    3,281
       Plywood                           484     338     219     227      784
       Veneer                             23      18       9      12       39
       Composite panels                  241     194     100      99      393
       OSB                               794     394     345     370    1,109
       Hardwood lumber                   175     166      75      79      320
       Engineered lumber products        694     562     329     288    1,179
       Logs                               61      58      19      28      105
       Other products                    542     478     251     246      975
                                       4,939   3,806   2,237   2,142    8,185
    Pulp and Paper:
       Pulp                              710     630     333     342    1,305
       Paper                           1,073   1,142     530     510    2,182
       Coated groundwood                  73      68      39      33      140
       Liquid packaging board            102      99      50      49      198
       Other products                     23      12       5       9       26
                                       1,981   1,951     957     943    3,851

    Containerboard, Packaging and
     Recycling:
       Containerboard                    161     158      73      73      304
       Packaging                       1,771   1,801     898     845    3,544
       Recycling                         171     123      60      64      247
       Bags                               37      40      19      21       80
       Other products                     67      68      40      39      147
                                       2,207   2,190   1,090   1,042    4,322

    Real Estate and Related Assets       993     877     534     618    2,029

    Corporate and Other                  282     232     120     140      492

                                     $10,930  $9,544  $5,184  $5,145  $19,873


    Contribution (charge) to earnings:           Q1                Q2
       (in millions)                     March 28, March 30, June 27, June 29,
                                             2004     2003     2004     2003
    Timberlands (1)                          $159     $149     $201     $300
    Wood Products (2) (3) (4)                 173     (150)     448      (53)
    Pulp and Paper (5)                        (25)      10       14       (7)
    Containerboard, Packaging and
     Recycling (6) (7)                         24       80       62      108
    Real Estate and Related Assets (8)        120       95      118       91
    Corporate and Other  (9) (10) (11)        (76)     (46)     (67)      (2)
                                             $375     $138     $776     $437

                                                                         Year
                                         Year-to-date    Q3      Q4     ended
                                        June    June    Sept.   Dec.     Dec.
                                         27,     29,     28,     28,      28,
                                        2004    2003    2003    2003     2003
    Timberlands (1)                     $360    $449    $143    $185     $777
    Wood Products (2) (3) (4)            621    (203)    151     111       59
    Pulp and Paper (5)                   (11)      3     (18)    (67)     (82)
    Containerboard, Packaging and
     Recycling (6) (7)                    86     188      42      32      262
    Real Estate and Related Assets
     (8)                                 238     186      97     109      392
    Corporate and Other  (9) (10) (11)  (143)    (48)    (94)    (34)    (176)
                                      $1,151    $575    $321    $336   $1,232


     (1) The 2003 second quarter includes a $144 million gain on the sales of timberlands in Washington state. The 2003 fourth quarter includes a $61 million gain on the sale of timberlands in Tennessee and the Carolinas.
     (2) The first and second quarters of 2004 include charges of $26 million and $34 million, respectively, or $60 million year-to-date, for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2003 include charges of $24 million, $26 million, $25 million, and $22 million, respectively, or a total of $97 million for the year, for countervailing and anti-dumping duties and related costs.
     (3) The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs. The second quarter of 2004 includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The first quarter of 2003 includes a $79 million charge for a lawsuit involving the market for Pacific Northwest alder logs.
     (4) The first quarter of 2004 includes a credit of $2 million for the reversal of closure costs accrued in prior years and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter of 2004 includes a $5 million net loss on the sale of facilities. The 2003 first, second, third and fourth quarters include costs for the closure of facilities of $22 million, $11 million, $31 million, and $14 million, respectively. 2003 second quarter also includes a charge of $16 million to recognize impairment associated with an impending facility sale that closed in the fourth quarter of 2003.
     (5) The 2004 second quarter includes a $2 million asset impairment charge related to assets held for sale. 2003 second quarter includes $3 million of closure costs. 2003 fourth quarter includes $30 million of closure costs.

     (6) The third quarter of 2003 includes a $23 million charge associated with the settlement of a class action linerboard antitrust lawsuit.
     (7) The first quarter of 2004 includes closure costs of $3 million. The second quarter of 2004 includes a net gain of $1 million on the sales of a facility and a joint venture investment. The 2003 second quarter includes the reversal of an accrual for closure charges of $2 million. The 2003 third and fourth quarters include closure costs of $17 million and $1 million, respectively.
     (8) The first quarter of 2004 includes a $22 million gain on a land sale. The 2003 first quarter includes gains of $8 million for the sale of two office buildings and $10 for the sale of an apartment complex. The 2003 second quarter includes a gain of $12 million for the sale of commercial property. The 2003 fourth quarter includes a $7 million gain on an acreage sale.
     (9) The 2003 second quarter includes a $6 million charge to reflect the final settlement in connection with the termination of the former MacMillan Bloedel pension plan for U.S. employees.
     (10) The 2003 second quarter includes a $25 million gain for the settlement of an insurance claim relating to the Cemwood litigation. The 2003 fourth quarter includes an $8 million charge for the settlement of litigation related to workers compensation claims.
     (11) The first and second quarters of 2004 include net foreign exchange losses of $10 million and $6 million, or a loss of $16 million year-to-date. 2003 results include net foreign exchange gains (losses) of $35 million in the first quarter, $46 million in the second quarter, ($4) million in the third quarter, and $30 million in the fourth quarter, for a net 2003 gain of $107 million. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.


    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION  (unaudited)

    Third party sales volumes:                   Q1                Q2
                                         March 28, March 30, June 27, June 29,
                                            2004     2003     2004     2003
    Timberlands (thousands):
       Logs - cunits                        1,044      984      954    1,006

    Wood Products (millions):
       Softwood lumber - board feet         2,054    2,175    2,393    2,385
       Plywood  - square feet (3/8")          642      664      668      697
       Veneer - square feet (3/8")             55       62       60       63
       Composite panels - square feet (3/4") 301 267 324 304 Oriented strand board - square
        feet (3/8")                           981    1,025    1,143    1,206
       Hardwood lumber - board feet           100      106      116      113
       Logs - cunits (in thousands)           170      170      279      230

    Pulp and Paper (thousands):
       Pulp - air-dry metric tons             624      623      642      596
       Paper - tons                           741      737      718      690
       Coated groundwood - tons                59       61       61       55
       Liquid packaging board  - tons          66       60       72       67
       Paper converting - tons                483      502      472      472

    Containerboard, Packaging and
     Recycling (thousands):
       Containerboard - tons                  250      221      221      233
       Packaging - MSF                     18,146   17,752   18,917   18,577
       Recycling - tons                       678      593      701      566
       Kraft bags and sacks - tons             24       25       23       24

    Real Estate and Related Assets:
       Single-family homes sold             1,506    1,289    1,564    1,321
       Single-family homes closed           1,065    1,010    1,216    1,003
       Single-family homes sold but not
        closed at end of period             2,702    2,161    3,050    2,479


                                                                        Year
                                       Year-to-date     Q3      Q4     ended
                                        June    June    Sept.   Dec.    Dec.
                                         27,     29,     28,     28,     28,
                                        2004    2003    2003    2003    2003
    Timberlands (thousands):
       Logs - cunits                    1,998   1,990     987   1,148   4,125

    Wood Products (millions):
       Softwood lumber - board feet     4,447   4,560   2,298   2,123   8,981
       Plywood  - square feet (3/8")    1,310   1,361     688     616   2,665
       Veneer - square feet (3/8")        115     125      56      58     239
       Composite panels - square
        feet (3/4")                       625     571     302     289   1,162
       Oriented strand board - square
        feet (3/8")                     2,124   2,231   1,129   1,001   4,361
       Hardwood lumber - board feet       216     219     103     105     427
       Logs - cunits (in thousands)       449     400     189     210     799

    Pulp and Paper (thousands):
       Pulp - air-dry metric tons       1,266   1,219     632     628   2,479
       Paper - tons                     1,459   1,427     707     688   2,822
       Coated groundwood - tons           120     116      64      54     234
       Liquid packaging board  - tons     138     127      64      65     256
       Paper converting - tons            955     974     478     430   1,882

    Containerboard, Packaging and
     Recycling (thousands):
       Containerboard - tons              471     454     214     222     890
       Packaging - MSF                 37,063  36,329  18,545  17,867  72,741
       Recycling - tons                 1,379   1,159     538     593   2,290
       Kraft bags and sacks - tons         47      49      25      26     100

    Real Estate and Related Assets:
       Single-family homes sold         3,070   2,610   1,239   1,156   5,005
       Single-family homes closed       2,281   2,013   1,182   1,431   4,626
       Single-family homes sold but
        not closed at end of period     3,050   2,479   2,536   2,261   2,261

    Total production volumes:                    Q1                Q2
                                         March 28, March 30, June 27, June 29,
                                             2004     2003     2004     2003
    Timberlands (thousands):
       Fee Depletion  - cunits              2,265    2,555    2,404    2,479

    Wood Products (millions):
       Softwood lumber - board feet         1,760    1,842    1,881    1,825
       Plywood - square feet (3/8")           422      478      405      412
       Veneer - square feet (3/8") (1)        585      593      609      536
       Composite panels - square feet (3/4") 268 231 281 252 Oriented strand board - square
        feet (3/8")                         1,031    1,011    1,056    1,051
       Hardwood lumber - board feet            89       98       96       93

    Pulp and Paper (thousands):
       Pulp - air-dry metric tons             619      654      636      619
       Paper - tons (2)                       743      757      736      712
       Coated groundwood - tons                55       62       61       55
       Liquid packaging board  - tons          61       56       67       68
       Paper converting - tons                490      516      470      479

    Containerboard, Packaging and
     Recycling (thousands):
       Containerboard - tons (3)            1,503    1,429    1,598    1,568
       Packaging - MSF                     19,493   18,977   20,208   19,955
       Recycling - tons (4)                 1,607    1,528    1,707    1,644
       Kraft bags and sacks - tons             24       25       23       25

                                         Year-to-date     Q3      Q4     Year
                                                                        ended
                                         June    June    Sept.   Dec.    Dec.
                                          27,     29,     28,     28,     28,
                                         2004    2003    2003    2003    2003
    Timberlands (thousands):
       Fee Depletion  - cunits          4,669   5,034   2,223   2,171   9,428

    Wood Products (millions):
       Softwood lumber - board feet     3,641   3,667   1,742   1,704   7,113
       Plywood - square feet (3/8")       827     890     414     404   1,708
       Veneer - square feet (3/8") (1)  1,194   1,129     536     534   2,199
       Composite panels - square
        feet (3/4")                       549     483     253     252     988
       Oriented strand board - square
        feet (3/8")                     2,087   2,062   1,061   1,047   4,170
       Hardwood lumber - board feet       185     191      93      89     373

    Pulp and Paper (thousands):
       Pulp - air-dry metric tons       1,255   1,273     604     645   2,522
       Paper - tons (2)                 1,479   1,469     706     658   2,833
       Coated groundwood - tons           116     117      61      61     239
       Liquid packaging board  - tons     128     124      72      65     261
       Paper converting - tons            960     995     472     415   1,882

    Containerboard, Packaging and
     Recycling (thousands):
       Containerboard - tons (3)        3,101   2,997   1,512   1,494   6,003
       Packaging - MSF                 39,701  38,932  19,865  19,033  77,830
       Recycling - tons (4)             3,314   3,172   1,507   1,537   6,216
       Kraft bags and sacks - tons         47      50      23      25      98


     (1) Veneer production represents lathe production and includes volumes that are further processed into plywood and engineered lumber products by company mills.
     (2) Paper production includes unprocessed rolls and converted paper volumes.

     (3) Containerboard production represents machine production and includes volumes that are further processed into packaging by company facilities.
     (4) Recycling production includes volumes processed in Weyerhaeuser recycling facilities and brokered volumes.

    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION

    CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)
                     (in millions)
                                            March 28,    June 27,    Dec. 28,
   Assets                                     2004         2004        2003

    Weyerhaeuser
       Current assets:
         Cash and short-term investments        $74        $725        $171
         Receivables, less allowances         1,701       1,860       1,484
         Inventories                          2,020       1,936       1,911
         Prepaid expenses                       471         488         455
               Total current assets           4,266       5,009       4,021
       Property and equipment                12,141      11,883      12,243
       Construction in progress                 251         279         403
       Timber and timberlands at cost,
        less fee stumpage charged
         to disposals                         4,279       4,244       4,287
       Investments in and advances to
        equity affiliates                       603         592         603
       Goodwill                               3,232       3,218       3,237
       Deferred pension and other assets      1,287       1,273       1,311
                                             26,059      26,498      26,105

    Real Estate and Related Assets            2,078       2,225       2,004

       Total assets                         $28,137     $28,723     $28,109

    Liabilities and Shareholders' Interest

    Weyerhaeuser
       Current liabilities:
         Notes payable and commercial paper    $103          $2          $4
         Current maturities of long-term debt 1,129         445          90
         Accounts payable                     1,065       1,114       1,041
         Accrued liabilities                  1,212       1,323       1,390
               Total current liabilities      3,509       2,884       2,525
       Long-term debt                        10,399      10,325      11,503
       Deferred income taxes, pension,
        other postretirement benefits
        and other liabilities                 5,694       5,789       5,671
                                             19,602      18,998      19,699
    Real Estate and Related Assets
       Notes payable and commercial paper        78          --           1
       Long-term debt                           887         872         893
       Other liabilities                        356         443         407
                                              1,321       1,315       1,301
       Total liabilities                     20,923      20,313      21,000

       Shareholders' interest                 7,214       8,410       7,109

       Total liabilities and
        shareholders' interest              $28,137     $28,723     $28,109

    STATEMENT OF CASH FLOWS                      Q1                 Q2
    SELECTED INFORMATION (unaudited)     March 28, March 30, June 27, June 29,
       (in millions)                         2004      2003     2004     2003
    (Weyerhaeuser only, excludes Real
     Estate & Related Assets)

       Net cash from operations             $(120)    $(126)    $807     $397
       Cash paid for property and
        equipment                             (79)     (128)     (80)    (172)
       Cash paid for timberlands
        reforestation                         (12)      (14)      (6)      (5)
       Cash received from issuances of debt    --         1       --       --
       Revolving credit facilities,
        notes and commercial paper
         borrowings, net                       98       599     (100)    (333)
       Payments on debt                       (60)     (251)    (813)     (14)
       Proceeds from equity offering           --        --      954       --

                                                                        Year
                                           Year-to-date   Q3     Q4    ended
                                           June   June   Sept.  Dec.    Dec.
                                            27,    29,    28,    28,     28,
                                           2004   2003   2003   2003    2003

       Net cash from operations            $687   $271   $557   $821   $1,649
       Cash paid for property and
        equipment                          (159)  (300)  (146)  (146)    (592)
       Cash paid for timberlands
        reforestation                       (18)   (19)    (6)    (9)     (34)
       Cash received from issuances of
        debt                                 --      1     12     31       44
       Revolving credit facilities, notes
        and commercial paper
         borrowings, net                     (2)   266    166   (750)    (318)
       Payments on debt                    (873)  (265)  (509)   (50)    (824)
       Proceeds from equity offering        954     --     --     --       --


                                       # # #

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WEYERHAEUSER COMPANY
                            By  	/s/ Steven J. Hillyard
                            Its:	    Vice President and
                                        Chief Accounting Officer


Date:  July 23, 2004